Exhibit 10.8

TIME BROKERAGE AGREEMENT

This Time Brokerage Agreement, dated as of March 17, 2003, is made by and between Simmons Lone Star Media, Ltd. (“Licensee”) and HBC Broadcasting Texas, L.P. (“Broker”).

W I T N E S S E T H:

WHEREAS, Licensee has available broadcasting time and is engaged in the business of radio broadcasting on radio station KTND(FM), licensed to Georgetown, Texas (the “Station”); and

WHEREAS, Broker desires to avail itself of Station’s broadcast time for the presentation of programming services, including the sale of advertising time; and

WHEREAS, Licensee is the holder of all licenses issued by governmental authorities used in the operation of the Station; and

WHEREAS, Licensee and Broker are parties to an Asset Purchase Agreement, of even date herewith (the “Purchase Agreement”), pursuant to which Broker and its affiliate have agreed to purchase the governmental licenses and other principal assets relating to the Station;

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

1.                                       Facilities.  Licensee agrees to make broadcasting transmission facilities available to Broker and to broadcast on the Station, or cause to be broadcast, Broker’s programs.

2.                                       Term of Agreement.  This Agreement shall commence at 12:01 a.m., Dallas, Texas time, on the Time Brokerage Date (as defined in the Purchase Agreement) and, subject to the terms and conditions of this Agreement, shall continue until the earliest of (i) 1:00 p.m., Dallas, Texas time, on the 12th month anniversary of the Time Brokerage Date, (ii) the closing of the transactions contemplated by the Purchase Agreement or (iii) the termination of the Purchase Agreement.

3.                                       Payments.

3.1                                 Amount of Payments.  Broker hereby agrees to pay Licensee for the broadcast of the programs hereunder the “Monthly Sum” (defined hereinbelow), prorated (using a 30-day month) for any partial months during the term.  As used herein, “Monthly Sum” shall mean $55,000.

3.2                                 Manner of Payments.  The Monthly Sum shall be due and payable in full on the Time Brokerage Date and each subsequent monthly anniversary thereof and shall be prorated for partial months.  The failure of Licensee to demand or insist upon prompt payment in accordance herewith shall not constitute a waiver of its right to do so.  If Broker shall have produced and made available programming to air on the Station as provided herein and such programming does not air due to Licensee preempting such programming other than in accordance with Section 10 or 11 below, or if for any reason Licensee is unable to broadcast such programming through no fault of Broker, or if this Agreement is terminated for any reason (other than a breach of this Agreement by Broker) prior to the end of a month, then Broker shall receive a payment credit to be determined by multiplying (i) the Monthly Sum by (ii) the ratio of the amount of time not aired to the total number of broadcast hours allotted to Broker each month pursuant to Section 5.1 below.

4.                                       Programs.  Broker shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement, and all programs shall be in accordance with the requirements and regulations of the Federal Communications Commission (“FCC”).  All programs shall be prepared and presented in conformity with the regulations of the FCC.  All advertising spots and promotional material or announcements shall comply with all applicable federal, state and local regulations and policies and shall be produced in accordance with quality standards established by Licensee.

5.                                       Station Facilities and Operations.

5.1                                 Operation of Station.  Throughout the term of this Agreement, Licensee shall make the Station available to the Broker for operation with the authorized facilities 24 hours a day, seven days a week, except for (i) at least two hours each week on Sunday morning between the hours of 7:00 a.m. and 11:00 a.m. during which Licensee will be responsible for public affairs programming dealing with issues affecting the Station’s service area and (ii) downtime occasioned by routine maintenance (which in the case of routine maintenance will be scheduled, to the extent practicable, to not exceed two hours each Monday morning between the hours of 1:00 a.m. and 5:00 a.m).  Licensee will use its reasonable efforts to perform any maintenance work affecting the operation of the Station at off-peak hours.  It is further understood and agreed that Licensee shall continue to retain full authority and control over operation of the Station during the course of this Agreement; to be responsible for assessment of the needs and interests of the community; and to determine that the programs presented are responsive to such needs and interests, and that all programming continues to meet all federal, state and local laws, including those that govern political broadcast time, presentation of lottery material, proper sponsor identification, and other programming in the public interest.  Broker also agrees that all such programming as presented by Broker will be in full compliance with all such applicable rules and regulations.  Licensee shall also continue to be responsible for maintenance of the Station’s public file in good order as required by the FCC, including timely placement of a copy of this Agreement in that file; to prepare and timely file in such file the quarterly issues/programs list as required by the FCC’s rules; to timely file with the FCC all required reports or other records as required by the FCC; and to otherwise comply in all respects with the FCC rules and regulations, including those rules and regulations regarding requests for political advertising.  Broker agrees to cooperate fully in the gathering, compilation and completion of all such reports as may be required by Licensee.  Broker agrees that Licensee will not owe any payment credit pursuant to Section 3.2(i) for any maintenance performed on the Station between the hours of  1:00 a.m. to 5:00 a.m., Monday through Sunday.

5.2                                 Interruption of Normal Operations.  If the Station suffers loss or damage of any nature to its transmission facilities which results in the interruption of service or the inability of the Station to operate with its authorized facilities, Licensee shall notify Broker, and shall undertake (or authorize Broker to undertake on Licensee’s behalf and at Licensee’s expense) such repairs as necessary to restore the full-time operation of the Station with its authorized facilities as soon as practicable.

5.3                                 Studio Location.  Licensee shall maintain a main studio (“Main Studio”) capable of providing a broadcast quality signal to the Station’s transmission facility and located in accordance with the rules and regulations of the FCC.  To facilitate delivery of programming by Broker to Licensee hereunder, Licensee hereby grants to Broker the non-exclusive right for the term of this Agreement to use the equipment located in the Main Studio and currently used by Licensee for broadcasting programs on the Station pursuant to this Agreement (the “Broadcast Equipment”).  In addition, Broker shall have, and Licensee hereby grants to Broker, a nonexclusive license to enter the Main Studio for purposes of producing its programming hereunder. Such licenses shall apply only to the Station and may not be assigned by Broker. Broker shall maintain the Broadcast Equipment free and clear of liens, claims or encumbrances of any third party claiming by, through or under Broker.

5.4                                 Transmission Facility.  Licensee shall operate the Station’s transmission facility in accordance with the authorizations issued to Licensee by the FCC.

5.5                                 Call Letters. Licensee hereby grants to Broker a non-exclusive license to utilize the call letters of the Station during the term of this Agreement solely for the purpose of delivering programming and selling advertising in connection therewith, in accordance with this Agreement.  Broker, however, shall not be required to use such call letters.  At Broker’s request and sole expense, Licensee shall submit an application for and pursue a change in the Station’s call letters, as reasonably directed by Broker.

6.                                       Handling of Mail.  Except as required to comply with FCC rules and policies, including those regarding the maintenance of the public inspection file (which shall at all times remain the responsibility of Licensee), Licensee shall not be required to receive or handle mail, cables, telegraph or telephone calls in connection with programs broadcast hereunder unless Licensee at the request of Broker has agreed in writing to do so.

7.                                       Programming and Operations Standards.  Broker understands that broadcast program content must comply with certain proscriptions including but not limited to those governing the broadcast of obscenity and indecency; presentation of contests; lottery information; credit terms; broadcast of telephone conversations; and political equal access, and covenants that any such programming supplied by Broker will be in full compliance with such restrictions.  In addition, Broker will promptly notify Licensee of any violation of any such restriction that takes place and agrees to hold Licensee harmless for any damages, fines or other liability or loss that might result from any such broadcast program.  Broker further agrees to cooperate fully with Licensee in complying with the FCC’s applicable rules and regulations that govern the sale and placement of political advertising.

8.                                       Responsibility for Employees and Expenses.

8.1                                 Employees.  Broker shall employ and be responsible for the salaries, taxes, insurance and related costs for all personnel used in the production and transmission of its programming (including without limitation salespeople, traffic personnel, board operators and programming staff).  Broker agrees to abide by any and all legal provisions relating to its own employees, including any equal employment policies contained in Title VII of the Civil Rights Act of 1964 or in any other applicable federal, state or local statute or regulation.  Licensee will provide and be responsible for the Station personnel specified in Section 10 hereof.  All personnel shall be subject to the overall supervision of Licensee consistent with the Broker’s right to the use of the Station’s facilities as provided hereunder.

8.2                                 Operating Expenses.  Broker shall be responsible for all costs associated with the production and delivery to the Station’s transmitter site of Broker’s programming and shall also pay for all telephone calls associated with production and listener responses, for all fees to ASCAP, BMI and SESAC, license fees and for any other copyright fees attributable to its programming broadcast or revenues generated on the Station.

8.3                                 Transmitter Site Expenses.  Licensee shall remain responsible for the costs associated with the transmission of all programming at the Station’s transmitter site (including but not limited to rent, utilities, taxes and insurance).

9.                                       Advertising and Program Revenues.  Broker shall retain all revenues for the sale of advertising time on the programs it delivers to the Station and may sell such advertising in combination with the sale of advertising on any other broadcast stations of its choosing.  Licensee shall retain the revenue from the sale of any advertising on the Station on programs not produced or delivered to it by Broker.

10.                                 Control of Station.  Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority and power over the operation of the Station during the period of this Agreement.  Licensee shall provide and pay for a management level employee and another employee who shall report solely to and be accountable solely to Licensee and who shall direct the day-to-day operation of the Station.  Licensee shall retain control over the policies, programming and operations of the Station, including, without limitation, the right to decide whether to accept or reject any programming or advertisements, the right to preempt any programs in order to broadcast a program deemed by Licensee to be of greater national, regional or local interest, and the right to take any other actions necessary for compliance with the laws of the United States; the State of Texas; the rules, regulations, and policies of the FCC (including the prohibition on unauthorized transfers of control); and the rules, regulations and policies of other federal governmental authorities.  From time to time as requested by Licensee, Broker shall provide Licensee with information to enable Licensee to prepare records, reports and logs required by the FCC or other local, state or federal governmental agencies.

11.                                 Special Events.  Licensee reserves the right, in its discretion, to preempt any of the broadcasts of the programs referred to herein, and to use part or all of the time contracted for herein by Broker for the broadcast of events of special importance.  In all such cases, Licensee will use its best efforts to give Broker reasonable notice of its intention to preempt such broadcast or broadcasts.

12.                                 Force Majeure.  Any failure or impairment of the Station facilities or any delay or interruption in broadcasting programs, or the failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes, or threats thereof, force majeure, or to causes beyond the control of Licensee, shall not constitute a breach of this Agreement, and Licensee will not be liable to Broker, except to the extent allowing in each such case an appropriate payment credit for time not provided or broadcasts not carried based upon a pro rata adjustment to amounts due as specified in Section 3 calculated upon the length of time during which the failure  or impairment exists or continues.

13.                                 Right to Use the Programs.  The right to use the programs produced by Broker and to authorize their use in any manner and in any media whatsoever shall be, and remain, vested solely in Broker.  Broker shall retain all copyrights to programs, slogans, trade names, logos and all other rights associated with the programs produced by Broker.

14.                                 Payola.  Broker agrees that it will not accept any compensation or any kind of gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, materials, supplies or other merchandise, services or labor, whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, unless the payer is identified in the program as having paid for or furnished such consideration in accordance with the FCC’s requirements.

15.                                 Compliance with Law.  Broker agrees that, throughout the term of this Agreement, Broker will comply with all laws and regulations applicable in the conduct of Licensee’s business and Broker acknowledges that Licensee has not urged, counseled or advised the use of any unfair business practice.  In the event that any new law or regulation is adopted which results in a material change in the terms of this arrangement (for example, but not limited to, a restriction on the number of hours which may be brokered), the parties agree to negotiate in good faith to modify this Agreement to conform as closely as possible to the interests of both Broker and Licensee and, in the event of their inability to so modify the Agreement, Broker or Licensee may without penalty terminate the Agreement on 60 days’ notice to the other, or such earlier time as the FCC may require.

16.                                 Indemnification; Warranty.  Broker will indemnify and hold Licensee harmless against all liability for libel, slander, illegal competition or trade practice, infringement of trade marks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from the broadcast or programming furnished by Broker.  Further, Broker warrants that the broadcasting of its programs will not violate any rights of others and Broker agrees to indemnify and hold Licensee, the Station, and their respective officers, directors, agents, stockholders, employees, and subsidiaries, harmless from any and all claims, damages, liability, costs and expenses, including reasonable attorneys’ fees, arising from the broadcasting of such programs.  Licensee reserves the right to refuse to broadcast any and all programs containing matter which is, or in the reasonable opinion of Licensee may be, or which a third-party claims to be, violative of any right of theirs or which may constitute a personal attack as the term is and has been defined by the FCC.  Licensee will indemnify and hold Broker harmless against any and all liability for libel, slander, illegal competition or trade practice, infringement of trade marks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights arising from Licensee’s preemption and broadcast of Licensee’s own programs.  Further, Broker’s and Licensee’s obligation to hold each other harmless against the liabilities specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.  Unless an indemnifying party assumes the defense of a claim for which indemnity is sought hereunder on behalf of the indemnified party, the indemnified party shall have the right to employ its own counsel to conduct such defense (which shall be at the expense of the indemnifying party).  The indemnified party shall render to the indemnifying party and its counsel such assistance as they may reasonably require in order to ensure the proper and adequate defense of any claim for which indemnity is sought hereunder.  Neither party will settle any claim for which indemnity is sought or owed under this Section 16 in a manner which imposes any cost or penalty on the other party without the other party’s prior written consent.

17.                                 Events of Default; Cure Periods and Remedies.

17.1                           Events of Default.  The following shall, after the expiration of the applicable cure periods, constitute Events of Default under the Agreement:

17.1.1                  Non-Payment.  Broker’s failure to timely pay the consideration provided for in Section 3 hereof (“Payment Default”) for a period of three business days after written notice of such non-payment.

17.1.2                  Covenant Default.  The failure of either party to observe a material provision hereunder for a period of thirty (30) days after written notice of such non-observance.

17.1.3                  Insolvency Events.  The occurrence of any of the following events:

(i)                                     the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Broker in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Broker or for any substantial part of its property, or ordering the winding up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 30 consecutive days; or

(ii)                                  the commencement by Broker of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the appointment to or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Broker or for any substantial part of its property, or the making by Broker of any assignment for the benefit of creditors, or the admission by Broker in writing of its inability to pay its debts generally as they become due.

17.2                           Termination Upon Default.  If an Event of Default occurs, this Agreement shall automatically terminate (unless the non-defaulting party otherwise elects in writing), and the non-defaulting party may take all action necessary to remove Broker’s access to Licensee’s broadcasting transmission facilities and receive from the defaulting party such damages or other remedies as are available at law or at equity.

17.3                           Liabilities Upon Termination.  Broker shall be responsible for all liabilities, debts and obligations of Broker accrued from the purchase of air time and transmission facilities including, without limitation, accounts payable, barter agreements and unaired advertisements.  Upon termination, Broker shall return to Licensee any Broadcast Equipment or other property of the Station used by Broker, its employees or agents, in substantially the same condition as such Broadcast Equipment or other property existed on the Time Brokerage Date, ordinary wear and tear excepted.

17.4                           Termination upon Order of Judicial or Governmental Authority.  In the event that any court of competent jurisdiction or any federal, state or local governmental authority designates a hearing with respect to the continuation or renewal of the main license held by Licensee for the operation of the Station, or orders the termination of this Agreement, Licensee shall seek administrative or judicial appeal of, or relief from, such order(s).  If the FCC designates the renewal application of the Station for a hearing as a consequence of this Agreement or for any other reason, Licensee shall be responsible for its expenses incurred as a consequence of the FCC proceeding; provided however, that Broker shall cooperate and comply with any reasonable request of Licensee to assemble and provide to the FCC information relating to Broker’s performance under this Agreement.  In the event of termination upon such governmental order(s), Broker shall pay to Licensee any fees due but unpaid as of the date of termination as may be permitted by such order(s), and Licensee shall reasonably cooperate with Broker to the extent permitted to enable Broker to fulfill advertising or other programming contracts then outstanding, in which event Licensee shall receive as compensation for the carriage of such programming that which otherwise would have been paid to Broker thereunder.

18.                                 Time Brokerage Challenge.  If this Agreement is challenged at the FCC, Licensee and Broker will jointly defend this Agreement. If portions of this Agreement do not thereafter receive the approval of the FCC staff, the parties shall reform this Agreement, or at Broker’s option and expense, seek reversal of the staff decision and approval from the full FCC on appeal.

19.                                 Modification and Waiver.  No modification or waiver of any provision of this Agreement shall in any event be effected unless the same shall be in writing and signed by the party adversely affected by the waiver or modification, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

20.                                 No Waiver; Remedies Cumulative.  No failure or delay on the part of Licensee or Broker in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Licensee and Broker herein provided are cumulative and are not exclusive of any right or remedies which it may otherwise have.

21.                                 Construction.  This Agreement shall be construed in accordance with the laws of the State of Texas, and the obligations of the parties hereto are subject to all federal, state or municipal laws or regulations now or hereafter in force and to the regulations of the FCC and all other governmental bodies or authorities presently or hereafter to be constituted.

22.                                 Headings.  The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

23.                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that Broker may not assign this Agreement to any party unaffiliated with Hispanic Broadcasting Corporation without the prior written consent of Licensee.

24.                                 Counterpart Signatures.  This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart.

25.                                 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed by certified mail, return receipt requested, or delivered by nationally recognized “next-day” delivery service, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice), or sent by facsimile to the number set forth below (or such other number for a party as shall be specified by proper notice hereunder):

If to Broker:

c/o Hispanic Broadcasting Corporation

3102 Oak Lawn Avenue, Suite 215

Dallas, Texas 75201

Attn: President

Fax: (214)  525-7750

If to Licensee:

Simmons Media Group, LLC

515 South 700 East, #1C

Salt Lake City, Utah 84102

Attn:  David E. Simmons

Fax:  (801) 323-9316

26.                                 Entire Agreement.  This Agreement (together with the Purchase Agreement) embodies the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof.  No alterations, modification or change of this Agreement shall be valid unless by like written instrument.

27.                                 Severability.  In the event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

28.                                 Intended Beneficiaries.  The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

29.                                 Mutual Contribution.  The parties to this Agreement and their counsel have mutually contributed to its drafting.  Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

30.                                 FCC Certification.  Licensee hereby certifies that it will maintain ultimate control over the Station’s facilities, including specifically control over station finances, personnel and programming.  Notwithstanding the foregoing, Licensee shall have no power to set the terms and conditions of employment for on-air personnel utilized for or in connection with programming broadcast on the Station originated by or in conjunction with Broker.  Broker hereby certifies that this Agreement complies with Section 73.3555(a)(1) of the FCC’s rules, 47 C.F.R. 73.3555(a)(1).  In addition, neither Broker nor any person or entity associated with Broker shall have the ability to set the terms and conditions for on-air personnel utilized for programming originated by Licensee and broadcast on the Station during the term of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Simmons Lone Star Media, Ltd.
By Simmons Media Group, LLC (general partner)

By:	/s/ David E. Simmons
David E. Simmons, Manager

HBC Broadcasting Texas, L.P.
By HBC GP Texas, Inc. (general partner)

By:	/s/ Jeffrey T. Hinson
Jeffrey T. Hinson, Senior Vice President